EXHIBIT 99.2

2008 First Quarter Conference Call Script

Call date: Wednesday, May 14, 2008

Call time: 9:30 a.m. Mountain Time

Jay Pfeiffer

Good morning and welcome to IMI Global’s 2008 1st Quarter financial results conference call.

During the course of this call, we will be making forward-looking statements based on current expectations, estimates and projections that are subject to risk.  Specifically, our statements about future revenue, expenses, cash, the Company’s growth strategy, market acceptance of the Company’s products and services, and potential growth and profitability are forward looking statements.  Listeners should not place undue reliance on these statements.  There are many factors that could cause actual results to differ materially from our forward-looking statements.  We encourage you to review our publicly filed documents as well as our news releases and website for more information about the Company.

I will now turn the call over to Dannette Boyd, chief financial officer.

Dannette Boyd

Good morning everyone. During my recap I will be rounding numbers to simplify the presentation. For specific numbers, please refer to our earnings release.

IMI Global reported record first quarter revenue of $725,200 in the first quarter, a 54% increase over revenue of $471,300 in the first quarter of 2007.  We continued to enjoy strong demand for both our USVerified™ solutions and our network offerings.  In addition, we had a nice contribution to revenue from our e-learning offerings, which John will address in a few moments.

Specifically, USVerified revenue grew 52% in the first quarter, to $430,300 from $283,800 in the same quarter last year as we continued to add new customers on both the producer and feed yard sides of the business.  Revenue from our networks – represented by our CattleNetwork.com and CattleStore.com businesses – also continued to grow  — up 33% to $249,700 from $187,500 in the same quarter last year.  E-learning revenue contributed $45,200 in the first quarter.

Gross profit increased 37% in the first quarter to $373,800 from $272,600 in line with our growing top line.  Gross profit as a percent of revenue declined by six basis points – to 52% from 58% – and is explained by the fact that we have added a significant number of dedicated personnel on the USVerified side to service our growing number of customer accounts and support higher revenue.

Our selling, general and administrative expense improved by 24% to $422,600 from $557,900 year-over-year as we continued to monitor the category closely, consistent with our objective of transitioning the Company profitability.  In addition to spending less on contract labor in favor of increasing our dedicated USVerified staff as I just explained, the lower SG&A number reflected lower stock-based compensation during the first quarter.  Higher revenue in combination with a lower expense base resulted in a 79% improvement in our bottom line, where we reported a reduced net loss of $60,600, or less than one cent per basic and diluted share, vs. a net loss of $290,700, or 2 cents per basic and diluted share, in the same quarter a year ago.  As an aside, our steadily improving bottom line has enabled us to increase our line of credit to $125,000 from $75,000.

With that, I’ll turn the call over to John…

John Saunders

Thank you, Dannette.  I’d like to add a little color to Dannette’s recap of our growth achievements in the first quarter.  It was the sixth consecutive quarter of double-digit, year-over-year revenue growth since we transitioned to publicly held status late in 2006.  We have continued to narrow our net loss with the objective of achieving sustainable profitability.  That we have achieved such progress despite the lack of significant start-up capital is a testament to the efficacy and growing popularity of our product and service offerings as well as to the hard work and dedication of the entire IMI global team.  In less than two years we have grown IMI Global from a promising young innovator to a leading provider of third party verification and related network solutions for the cattle and agriculture industries.  We have increased our base of producer customers from less than 500 to more than 5,000 farmers and ranchers throughout the nation, and now provide services to roughly 125 feed yards as well as nearly all of the country’s leading beef and pork packers.

As proud as we are of the Company’s past success, we are even more excited about the future.  Steady news of beef recalls domestically, increasingly stringent meat export standards and ever-changing consumer preferences have ensured a market for the kind of third party verification services that we excel at.  As a result, we are focusing more than ever on growing that segment of our business. We have expanded our offerings into other livestock areas and developed some very promising opportunities to leverage our brand awareness into new and potentially lucrative labeling programs.

At the beginning of the second quarter we announced that IMI Global became the exclusive worldwide marketing partner for the Born & Raised in the USA® labeling program.  This agreement positions IMI’s customers to comply with Federal country of origin labeling – or COOL – legislation that mandates that all retailers of meat in the United States must display a label on the packaging that identifies the country of origin of the product.  Our partner in this project has registered trademarks on the distinctive American flag logo that reads “Born & Raised in the USA” with separate versions for beef, pork, poultry, lamb, fish and wild game.  The label is currently being used on a voluntary basis in certain retail stores as a means of promoting domestic meat products but soon will carry much more weight as a mandated confirmation of country of origin.  We believe IMI Global’s strong customer relationships involving third party verification combined with Born & Raised in the USA’s distinctive logo and head start in the business give us an excellent chance to establish this brand as an industry standard.  We are currently evaluating potential revenue models that take into account the 87 billion pounds of meat produced in the US annually.

Switching gears, for those of you who didn’t see our news release late in the first quarter, IMI Global was featured on CNBC’s PowerLunch program Mike On America segment.  We think this coverage underscores the fact that IMI has arrived as a major player in the industry and merits the recognition we’re beginning to receive.  We have posted the video on our website and you can watch it by going to our homepage at www.imiglobal.com and scrolling down under the News column on the left hand side.

I’d like to make one last point before opening the call to questions.  Dannette pointed out that we are now reporting sales in the e-learning category separately due to its increasing contribution to overall revenue.  Our e-learning solution is a highly customizable tool that enables users to standardize training materials, provide access to remote locations, easily automate training modules, quickly update and modify and assess employee competency.  This solution has been available to existing IMI advertising and USVerified customers for some time, but due to its increasing popularity and contribution to revenue we are now breaking out the revenue to provide greater transparency for investors and to illustrate how we can leverage existing customer relationships with new offerings.

I want to thank you for joining the call today and for supporting IMI Global.  We look forward to updating you on our progress in our next conference call.